Corporate Bylaws of Financial Agency Group

Article I – Offices

Section 1. Principal Office. The principal office of the corporation shall be located in the State of Wyoming, or at such other location as the Board of Directors may determine.

Section 2. Other Offices. The corporation may also have offices at such other places as the Board of Directors may from time to time determine or the business of the corporation may require.

Article II – Meetings of Shareholders

Section 1. Annual Meetings. An annual meeting of the shareholders shall be held on such date and at such time as the Board of Directors shall determine, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

Section 2. Special Meetings. Special meetings of the shareholders may be called by the President, the Board of Directors, or shareholders holding not less than one-tenth of all the shares entitled to vote at the meeting.

Section 3. Place of Meeting. Meetings of the shareholders shall be held at the principal office of the corporation or at such other place as may be designated by the Board of Directors. Meetings may also be held by means of remote communication as permitted by Wyoming law.

Section 4. Notice of Meetings. Written or electronic notice stating the place, day, and hour of the meeting shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 5. Quorum. A majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of shareholders.

Section 6. Voting. Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders. Unless otherwise provided by law or the Articles of Incorporation, all matters shall be decided by the affirmative vote of the majority of the shares represented at the meeting.

Article III – Board of Directors

Section 1. General Powers. The business and affairs of the corporation shall be managed by its Board of Directors.

Section 2. Number and Tenure. The number of directors shall be as fixed from time to time by the Board of Directors, but shall not be fewer than one. Each director shall hold office until the next annual meeting of shareholders and until a successor shall have been elected and qualified.

Section 3. Regular Meetings. A regular meeting of the Board of Directors shall be held without notice immediately after, and at the same place as, the annual meeting of shareholders.

Section 4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the President or any two directors.

Section 5. Quorum and Voting. A majority of the number of directors shall constitute a quorum for the transaction of business. The act of the majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 6. Vacancies. Any vacancy occurring in the Board of Directors may be filled by the remaining directors. A director elected to fill a vacancy shall serve until the next annual meeting of shareholders.

Section 7. Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if all directors consent in writing or by electronic transmission.

Article IV – Officers

Section 1. Officers. The officers of the corporation shall include a President, Secretary, and Treasurer, and may include a Chief Executive Officer, Chief Financial Officer, and such other officers as may be elected or appointed by the Board of Directors.

Section 2. Duties. The President shall be the chief executive officer of the corporation. The Secretary shall keep the minutes of all meetings and be responsible for official records. The Treasurer shall oversee financial matters and maintain correct accounts. The Board may delegate duties as it sees fit.

Section 3. Election and Term of Office. The officers of the corporation shall be elected annually by the Board of Directors and serve at the pleasure of the Board.

Section 4. Removal. Any officer may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby.

Article V – Shares

Section 1. Issuance. The Board of Directors is authorized to issue shares of the corporation up to the maximum number authorized in the Articles of Incorporation without shareholder approval unless otherwise required by law.

Section 2. Certificates or Book-Entry. Shares may be issued in certificated or uncertificated (book-entry) form. The corporation may maintain electronic records of ownership through a transfer agent or other system.

Article VI – Indemnification

The corporation shall indemnify any director, officer, or former director or officer of the corporation against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding, to the fullest extent permitted by Wyoming law.

Article VII – Conflicts of Interest

Directors and officers must disclose any potential conflicts of interest. No contract or transaction between the corporation and one or more of its directors or officers shall be void solely for this reason if it is disclosed and approved by a majority of disinterested directors or shareholders.

Article VIII – Fiscal Year

The fiscal year of the corporation shall end on the 31st day of March each year, unless otherwise fixed by resolution of the Board of Directors.

Article IX – Amendments

These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or by the shareholders. If amended by shareholders, the Board may not alter that amendment unless permitted by the Articles of Incorporation or Wyoming law.

Certification and Adoption

These Bylaws of Financial Agency Group, a Wyoming corporation, were duly adopted and approved by the Board of Directors of the Corporation on February 14, 2024, to be effective as of the date of incorporation.